Exhibit 99


                                 PRESS RELEASE


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AT THE COMPANY:                      AT THE FIANCIAL RELATIONS BOARD:
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
Malcolm L. Gibson                    For General Info: Jerry Meyer (212) 661-8030
Executive VP & CFO                   For Analyst Info: John McNamara (212) 661-8030
(607) 734-2281                       For Media Info: Claudine Cornelis (212) 661-8030

FOR IMMEDIATE RELEASE
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April 28, 1998
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                  HARDINGE BOARD APPROVES 3-FOR-2 COMMON STOCK
                   SPLIT, DECLARES REGULAR QUARTERLY DIVIDEND

ELMIRA, N.Y., April 28, 1998--The Board of Directors of Hardinge Inc. (Nasdaq:
HDNG), a leading producer of machine tools, has approved a three-for-two split of the company's common shares to be paid in the form of a 50 percent stock dividend.

       A resolution approved today by the Board provides that each two outstanding shares will be converted into three shares of Hardinge common stock with a par value of $0.01 per share. The date of record for shareholders entitled to additional shares is May 8, 1998, and payment of the additional shares is to take place on May 29.

       Hardinge currently has 6,535,039 common shares outstanding. The number will be approximately 9,802,558 after the distribution.

       Robert E. Agan, chairman, president and chief executive officer, said the Board's decision is a reflection of the company's continuing growth, which has taken net sales from $98 million in 1993 to $247 million in 1997 and net income from $5.2 million to $17.9 million over the same five-year period.

       "This action is also an indication of confidence in Hardinge's outlook," Mr. Agan said, "It offers the advantage of increased liquidity for our stock, with the increased number of shares helping to make the stock available to a wider range of investors."

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Hardinge Inc.
Page 2

       The Board also declared a regular quarterly dividend of $0.14 per post-split share, payable on June 10, 1998 to shareholders of record as of June 2.

       Hardinge Inc., founded more than 100 years ago, is an international leader in the machine tool industry. The company designs and manufactures computer-numerically-controlled metal-cutting lathes, machining centers, grinding machines and electrical discharge machines as well as related tooling and accessories for customers in a broad range of industries around the world. The company's common stock trades on Nasdaq under the symbol HDNG.

       To receive additional information on Hardinge Inc., via fax at no charge, dial 1-800-PRO-INFO and enter code HDNG.


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This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc. Such statements are based upon information known to management at this time. The company cautions that such statements necessarily involve risk, because actual results could differ materially from those projected. Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are changes in general economic conditions in the U.S. or internationally, actions taken by customers or competitors, the receipt of more or fewer orders than expected, and changes in the cost of materials. The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.